UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2021 (March 31, 2021)

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	AGIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2021, Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), pursuant to which the Company agreed to repurchase an aggregate of 7,121,658 shares of common stock of the Company, par value $0.001 per share, held by certain subsidiaries of BMS for $48.3785 per share, for an aggregate purchase price of $344,535,310 (the “Share Repurchase”).

The Share Repurchase is subject to certain conditions and is expected to occur by April 15, 2021.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 31, 2021, the Company completed the previously announced sale (the “Transaction”) of its oncology business (the “Oncology Business”), pursuant to the Purchase and Sale Agreement, dated as of December 20, 2020 (the “Purchase Agreement”), by and among the Company, Servier Pharmaceuticals, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of guaranteeing certain obligations of Purchaser, Servier S.A.S., a French societe par actions simplifiee. Pursuant to the Purchase Agreement, Purchaser acquired specified assets and assumed specified liabilities from the Company related to the Oncology Business for:

•

$1.8 billion in cash paid at the closing date, subject to adjustments based on closing levels of working capital of the Oncology Business and amounts payable for a representation and warranty insurance policy;

•

$200 million in cash if, prior to January 1, 2027, vorasidenib is granted New Drug Application (“NDA”) approval from the U.S. Food and Drug Administration (“FDA”) that permits vorasidenib’s use as a single agent for the adjuvant treatment of patients with Grade 2 glioma that have an IDH1 or IDH2 mutation (and, to the extent required by such NDA approval, the vorasidenib companion diagnostic test is granted an FDA premarket approval);

•	a royalty of 5% of U.S. net sales (as defined in the Purchase Agreement) of TIBSOVO (ivosidenib) from the completion of the Transaction through its loss of exclusivity; and

•	a royalty of 15% of U.S. net sales (as defined in the Purchase Agreement) of vorasidenib from the first commercial sale of vorasidenib through its loss of exclusivity.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2020 and is incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2021, the Company issued a press release announcing the closing of the Transaction and entry into the Repurchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 hereto and is incorporated by reference herein.

In addition, on April 2, 2021, in connection with the repurchase of shares of Company common stock authorized by the board of directors of the Company and announced by the Company on March 25, 2021, the Company entered into a Rule 10b5-1 plan pursuant to which it may repurchase up to $600 million of shares of Company common stock.

Item 9.01	Financial Statements and Exhibits.

(b)

The Company intends to file the unaudited pro forma consolidated financial information of the Company as of and for the fiscal year ended December 31, 2020, and for the fiscal years ended December 31, 2019 and December 31, 2018 as required by Item 9.01(b) under cover of a Form 8-K/A no later than four business days after the consummation of the Transaction.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated as of December 20, 2020, by and among Agios Pharmaceuticals, Inc., Servier Pharmaceuticals, LLC and, solely for purposes of guaranteeing certain obligations therein, Servier S.A.S. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Agios Pharmaceuticals, Inc. with the Securities and Exchange Commission on December 22, 2020)

10.1	Share Repurchase Agreement, dated as of March 31, 2021, by and between Agios Pharmaceuticals, Inc. and Bristol-Myers Squibb Company

99.1	Press Release of Agios Pharmaceuticals, Inc., dated as of April 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: April 2, 2021	By:	/s/ Jacqualyn A. Fouse
Jacqualyn A. Fouse, Ph.D. Chief Executive Officer